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                                                                      Exhibit 99


                          ALEXION PHARMACEUTICALS, INC.

             Important Factors Regarding Forward-Looking Statements

         IN ADDITION TO OTHER INFORMATION IN THIS ANNUAL REPORT ON FORM 10-K AND IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS BECAUSE SUCH FACTORS CURRENTLY HAVE A SIGNIFICANT IMPACT OR MAY HAVE A SIGNIFICANT IMPACT ON THE COMPANY'S BUSINESS, OPERATING RESULTS OR FINANCIAL CONDITION. THIS FORM 10-K CONTAINS FORWARD-LOOKING STATEMENTS THAT HAVE BEEN MADE PURSUANT TO THE PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE RISK-FACTORS SET FORTH BELOW AND ELSEWHERE IN THIS FORM.

         Operating Losses; Uncertainty of Future Profitability. Alexion has generated no revenues from product sales and is dependent upon its research and development contracts, including the agreement with US Surgical, external financing, other research and development contracts and research and development grants to the extent that they can be obtained and interest income to pursue its intended business activities. The Company has incurred losses since inception and has an accumulated deficit of approximately $40.6 million through July 31, 1998. Losses have resulted principally from costs incurred in research activities aimed at identifying and developing the Company's product candidates and from general and administrative costs. The Company expects to incur substantial additional operating losses over the next several years and expects losses to increase as the Company's research and development efforts expand and clinical trials continue and potentially expand. The Company's ability to achieve profitability is dependent on its ability to obtain patent protection and regulatory approval for its products, to obtain licenses from third parties to use technology which it may need, to enter into agreements for product development and commercialization with corporate partners and to develop the capacity to manufacture and sell products. There can be no assurance that the Company will successfully develop, commercialize, manufacture or market any of its potential products, obtain required regulatory approvals, patents or third party licenses to technology or ever achieve profitability.

         Early Stage of Product Development; Risks of Clinical Trials. The Company's research and development programs are at an early stage. There can be no assurance that the Company's drug discovery efforts will result in the development of commercially successful therapeutic drugs. Potential products which have been identified will require significant additional development, preclinical and clinical testing, regulatory approval, and additional investment prior to their commercialization, which may never be achieved. Potential products may be found to be ineffective or cause harmful side effects or unexpected results during preclinical testing or clinical trials, fail to receive necessary regulatory approvals, be difficult to manufacture on a large scale, fail to achieve market acceptance, be uneconomical or be precluded from commercialization by proprietary rights of third parties. The results from preclinical studies and early clinical trials may not be predictive of results that will be obtained in large-scale clinical trials and do not necessarily predict or prove safety or efficacy in humans.

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         In addition, the Company has commenced clinical trials. There can be no assurance that clinical trials of the Company's product candidates will demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals or will result in marketable products. Clinical trials are often conducted with patients that are critically ill. During the course of treatment, these patients can die or suffer other adverse medical effects for reasons that may not be related to the pharmaceutical agent being tested but which can nevertheless affect clinical trial results. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. Any such setback could have a material adverse effect on the Company's business, financial condition and results of operations. The completion of clinical trials of the Company's product candidates may be delayed by many factors and there can be no assurance that delays or terminations will not occur. One such factor is the rate of enrollment of patients, which generally varies throughout the course of a clinical trial and which depends on the size of the patient population, the number of clinical trial sites, the proximity of patients to clinical trial sites, the performance of the clinical sites, the eligibility criteria for the trial and the existence of competing clinical trials. The Company cannot control the rate at which patients present themselves for enrollment, and there can be no assurance that the rate of patient enrollment will be consistent with the Company's expectations or be sufficient to enable clinical trials of the Company's product candidates to be completed in a timely manner. Further, there can be no assurance that clinical trial materials will be produced in a timely manner, if at all.

         Need for Additional Funds. The Company will require substantial additional funds for its research and product development programs, for operating expenses, for pursuing regulatory approval and for developing required production, sales and marketing capabilities. With the exception of the Company's agreements with US Surgical and certain research grants, the Company does not have any commitments or arrangements to obtain any such funds and there can be no assurance that funds for these purposes, whether through additional sales of securities or collaborative or other arrangements with corporate partners or from other sources, will be available to the Company when needed or on terms favorable to the Company. The unavailability of additional financing could require the Company to delay, scale back or eliminate certain of its research and product development programs or to license third parties to commercialize products or technologies that the Company would otherwise undertake itself, any of which would have a material adverse effect on the Company. The Company believes that its existing available resources, together with anticipated future funding from US Surgical and certain other research grants, and interest income should be sufficient to fund its operating expenses and capital requirements as currently planned for at least 18 months through April 2000. However, the Company's cash requirements may vary materially from those now planned because of results of research and development, results of product testing, relationships with strategic partners, changes in the focus and direction of the Company's research and development programs, competitive and technological factors, developments in the regulatory process and other factors, none of which can be predicted.

         To the extent Alexion is the recipient of awards from government agencies to fund research and development, the actual timing and receipt of funding with respect to those awards may be dependent on periodically approved government budgets and appropriations, all of which is outside the control of the Company. Any change in governmental needs and priorities or any delay in legislative or other governmental action with respect to budgets and appropriations could have a material adverse effect on the Company.

         Year 2000 ("Y2K") Compliance. The "Year 2000" (or "Y2K") issue affects computer and information technology ("IT") systems, as well as non-IT systems which include embedded technology such as micro-processors and micro-controllers (or micro-chips) that have date sensitive programs that may not properly recognize the year 2000. Systems that do not properly

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recognize such information could generate inaccurate data or cause a system to fail, resulting in business interruption. The Company is currently developing a plan and taking steps to provide measured assurances that its computer and IT-systems, non-IT systems including embedded systems such as HVAC systems and other analytical instruments and equipment, and the Company's third parties which have a material relationship with the Company are or will be Y2K compliant. Although the Company has taken steps to address the Y2K problem, there can be no assurance that the failure of the Company and/or its material third parties to timely attain Y2K compliance or that the failures and/or the impacts of broader compliance failures by telephone, mail, data transfer or other utility or general service providers or government or private entities will not have a material adverse effect on the Company.

         Rapid Technological Change. The Company is engaged in pharmaceutical fields characterized by extensive research efforts, rapidly evolving technology and intense competition from numerous organizations, including pharmaceutical companies, biotechnology firms, academic institutions and others. New developments are expected to continue at a rapid pace in both industry and academia. There can be no assurance that research and discoveries by others will not render any of the Company's programs or potential products obsolete or uneconomical. In order to compete successfully, the Company will need to complete development of and obtain regulatory approval of products that keep pace with technological developments on a timely basis. Any failure by the Company to anticipate or respond adequately to technological developments will have a material adverse effect on the Company's business, financial condition and results of operations.

         Patent, License and Proprietary Rights Uncertainties. The Company's success will depend in part on its ability to obtain United States and foreign patent protection for its products, preserve its trade secrets and proprietary rights, and operate without infringing on the proprietary rights of third parties or having third parties circumvent the Company's rights. Because of the length of time and expense associated with bringing new products through development and regulatory approval to the marketplace, the health care industry has traditionally placed considerable importance on obtaining patent and trade secret protection for significant new technologies, products and processes. There can be no assurance that any patents will issue from any of the patent applications owned by or licensed to the Company. Further, even if patents were to issue, there can be no assurance that they will provide the Company with significant protection against competitive products or otherwise be commercially valuable. In addition, patent law relating to certain of the Company's fields of interest, particularly as to the scope of claims in issued patents, is still developing and it is unclear how this uncertainty will affect the Company's patent rights. Litigation, which could be costly and time consuming, may be necessary to enforce patents issued to the Company and/or to determine the scope and validity of others' proprietary rights, in either case in judicial or administrative proceedings. The Company's competitive position is also dependent upon unpatented trade secrets which generally are difficult to protect. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets, that the Company's trade secrets will not be disclosed or that the Company can effectively protect its rights to unpatented trade secrets. As the biotechnology industry expands and more patents are issued, the risk increases that the Company's potential products may give rise to claims that they infringe the patents of others. Any such infringement litigation would be costly and time consuming to the Company.

         The Company is aware of broad patents owned by third parties relating to the manufacture, use, and sale of recombinant humanized antibodies, recombinant humanized single chain antibodies and genetically engineered animals. The Company has received notice from certain of these parties regarding the existence of certain of these patents which the owners claim may be relevant to the development and commercialization of certain of the Company's proposed products.

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With respect to certain of these patents which it believes are relevant for the expeditious development and commercialization of certain of its products as currently contemplated, the Company has acquired licenses. With regard to certain other patents, the Company has either determined in its judgement that its products do not infringe the patents or has identified and is testing various approaches which it believes should not infringe the patents and which should permit commercialization of its products. There can be no assurance that the owner of these patents will not seek to enforce the patent against the Company's so-modified commercial products or against the development activities related to the non-modified products. To the extent it becomes necessary, there can be no assurance that the Company will be able to obtain a license on commercially reasonable terms. If the Company does not obtain necessary licenses, it could encounter delays in product market introductions while it attempts to design around such patent, or could find that the development, manufacture or sale of products requiring such a license could be foreclosed. Further, there can be no assurance that owners of patents that the Company does not believe are relevant to the Company's product development and commercialization will not seek to enforce their patents against the Company. Such action could result in litigation which would be costly and time consuming. There can be no assurance that the Company would be successful in such litigations. The Company is currently unaware of any such threatened action.

         Certain of the licenses by which the Company obtained its rights in and to certain technologies require the Company to diligently commercialize or attempt to commercialize such technologies. There can be no assurance that the Company will meet such requirements, and failure to do so for a particular technology could result in the Company losing its rights to that technology.

         Currently, the Company has not sought to register its potential trademarks and there can be no assurance that the Company will be able to obtain registration for such trademarks.

         No Assurance of FDA Approval; Government Regulation. The preclinical and clinical testing, manufacturing, and marketing of the Company's products are subject to extensive regulation by numerous government authorities in the United States and other countries, including, but not limited to, the FDA. Among other requirements, FDA approval of the Company's products, including a review of the manufacturing processes and facilities used to produce such products, will be required before such products may be marketed in the United States. Similarly, marketing approval by a foreign governmental authority is typically required before such products may be marketed in a particular foreign country. In order to obtain FDA approval of a product, the Company must, among other things, demonstrate to the satisfaction of the FDA that the product is safe and effective for its intended uses and that the Company is capable of manufacturing the product with procedures that conform to the FDA's then current good manufacturing practice ("cGMP") regulations, which must be followed at all times. The process of seeking FDA approvals can be costly, time consuming, and subject to unanticipated and significant delays. There can be no assurance that such approvals will be granted to the Company on a timely basis, or at all. Any delay in obtaining or any failure to obtain such approvals would adversely affect the Company's ability to introduce and market products and to generate product revenue.

         The Company's research and development processes involve the controlled use of hazardous materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposing of such materials and certain waste products. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. There can be no assurance that the Company will not be required to incur significant costs to comply with the environmental laws and regulations in the future, or that the business, financial condition and

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results of operations of the Company will not be materially adversely affected by current or future environmental laws or regulations.

         No Currently Approved Xenotransplantation-Based Products. As an outgrowth of its core technologies, the Company is developing non-human organ and cell products designed for transplantation into humans. The Company's approach involves xenotransplantation -- the transplantation or use of live organs, tissue, and cells from one species into another. Xenotransplantation technology is an emerging technology with, as yet, limited clinical applications. There can be no assurance that the Company's organ, tissue, and cell transplantation technology will result in the development of any therapeutic products, if at all. Although several companies are focusing on xenotransplantation-based products, this area represents a novel therapeutic approach that has not yet been subject to extensive clinical testing.

         Xenotransplantation also poses a risk that viruses or other animal pathogens may be unintentionally transmitted not only to a human patient recipient, but there is also a possibility that such viruses or other animal pathogens could be transmitted to all human beings. The Company is aware of recent scientific publications by others which demonstrate, under laboratory conditions, that porcine endogenous retroviruses ("PERV") have the potential to infect human cells. While PERV has not been shown to cause any disease in pigs or humans, it is not known what effect, if any, PERV may have on humans. The Company's porcine organ, tissue, and cell product development programs would be negatively impacted by the detection of infectious PERV in porcine cells in the Company's preclinical or clinical development program or at other companies focusing in this area.

         No xenotransplantation-based therapeutic product has been approved for sale by the FDA. The FDA has not yet established definitive regulatory guidelines for xenotransplantation, but has proposed interim guidelines in an attempt to reduce the risk of contamination of transplanted organ and cellular products with infectious agents. There can be no assurance that definitive guidelines will be issued, if at all, or that the Company will be able to comply with final definitive guidelines that may be issued. Furthermore, there can be no assurance that any products developed by the Company will be approved by the FDA or regulatory authorities in other countries in a timely manner, if at all, or that xenotransplantation-based products, including products developed by the Company, will be accepted by the medical community or third-party payers or that the degree of acceptance will not limit the size of the market for such products.

         Substantial Competition. The pharmaceutical and biotechnology industries are characterized by intense competition. Many companies, including major pharmaceutical and chemical companies, as well as specialized biotechnology companies, are engaged in activities similar to those of the Company. Certain of these companies have substantially greater financial and other resources, larger research and development staffs, and more extensive marketing and manufacturing organizations than the Company. Many of these companies have significant experience in preclinical testing, human clinical trials, product manufacturing, marketing and distribution and other regulatory approval procedures. In addition, colleges, universities, governmental agencies and other public and private research organizations conduct research and may market commercial products on their own or through joint ventures. These institutions are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technology that they have developed. These institutions also compete with the Company in recruiting and retaining highly qualified scientific personnel.

         In particular, T-Cell Sciences, Inc. ("T-Cell Sciences"), Chiron Corporation, Abbott Laboratories, Gliatech, and Biocryst Pharmaceuticals have each publicly announced intentions to develop complement inhibitors to treat diseases related to trauma, inflammation, or

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neurodegenerative indications and the Company is aware that SmithKline Beecham
PLC, Merck & Co., Inc. and CytoMed Inc. are attempting to develop similar therapies. In addition, each of Bayer A.G. ("Bayer"), Immunex Corporation, Pharmacia & Upjohn and Rhone-Poulenc Rorer, Inc. sells a product which is used to reduce surgical bleeding during CPB. The Company is also aware of announced and ongoing clinical trials of certain companies, including Autoimmune, Inc., Immune Response Corporation, Neurocrine Biosciences, Inc., and Anergen, Inc. employing T-cell specific tolerance technologies and addressing patients with multiple sclerosis or diabetes mellitus. Baxter Healthcare Corporation and Novartis, Inc., in collaboration with Biotransplant Inc., have publicly announced intentions to commercially develop xenograft organs and the Company is aware that Diacrin Inc. and Genzyme Tissue Repair, Inc. are also working in this field. These companies may succeed in developing products that are more effective or less costly than any that may be developed by Alexion and may also prove to be more successful than Alexion in production and marketing. Competition may increase further as a result of potential advances in the commercial applicability of biotechnology and greater availability of capital for investment in these fields.

         Dependence on Qualified Personnel. The Company is highly dependent upon the efforts of its senior management and scientific personnel including its consultants, generally, and Dr. Leonard Bell, its President and Chief Executive Officer, in particular. The loss of the services of one or more of these individuals could have a material adverse effect on the Company's ability to achieve its development objectives on a timely basis or at all. The Company and Dr. Bell are parties to an employment agreement which expires on April 1, 2000. The Company has a $2,000,000 key man life insurance policy on the life of Dr. Bell of which the Company is the beneficiary. Because of the specialized scientific nature of its business, Alexion is also highly dependent upon its ability to continue to attract and retain qualified scientific and technical personnel. There is intense competition for qualified personnel in the areas of the Company's activities, and there can be no assurance that Alexion will be able to continue to attract and retain the qualified personnel necessary for the development of its business. Loss of the services of, or failure to recruit, key scientific and technical personnel would be significantly detrimental to the Company's product development programs.

         All of the Company's scientific consultants are employed on a full-time basis by academic or research institutions or may have their own professional practices or firms on a full-time basis. Accordingly, such advisors and consultants will be able to devote only a small portion of their time to the Company. In addition, in certain circumstances, inventions or processes discovered by them may not become the property of the Company but may be the property of their full-time employers or of other companies and institutions for which they now consult. There can be no assurance that the interests and motivations of the Company's collaborators are or will remain consistent with those of the Company. Furthermore, there can be no assurance that the Company will be able to successfully negotiate license rights to the results of collaborations or that such licenses will be on commercially reasonable terms.

         Dependence on Outside Parties and Collaborators. The Company's strategy for the research, development, manufacture and commercialization of certain of its products contemplates that it will enter into various arrangements with corporate partners, licensors, licensees, outside researchers, consultants and others and, therefore, the success of the Company is, and will be, dependent in part upon the efforts of outside parties. There can be no assurance that the Company will be able to negotiate acceptable collaborative arrangements to develop or commercialize its products, that arrangements or other collaborations entered into, if any, will be successful, or that current or potential collaborators will not pursue treatments for other diseases or seek alternative means of developing treatments for the diseases targeted by programs with the Company.

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         The Company has entered into research and development agreements with
US Surgical to commercialize potential products to be developed in the UniGraft program. The amount and timing of resources which US Surgical or any other potential parties to collaboration arrangements devote to these activities may not be within the control of the Company. There can be no assurance that outside parties and collaborators will perform their obligations as expected or that any revenue will be derived from outside arrangements. The Joint Development Agreement with US Surgical may be terminated by US Surgical for any or no reason, effective January 1, 1998, if notice is given by US Surgical at least six months prior thereto. US Surgical completed a merger with a subsidiary of Tyco International Ltd. on October 1, 1998. The Company believes that the completed merger will not have a material adverse effect on its currently anticipated plans for development of the Company's Unigraft technologies, although no assurances can be given.

         If any of the Company's collaborators breaches or terminates its agreement with the Company or otherwise fails to conduct its collaborative activities in a timely manner, the development or commercialization of the product candidate or the research program which is the subject of the agreement may be delayed and the Company may be required to undertake unforeseen additional responsibilities or to devote additional resources to development or commercialization or terminate the development or commercialization. This could have a material adverse effect on the Company's prospects, financial condition, intellectual property position and results of operations.

         Limited Manufacturing, Marketing, Sales, Clinical Testing and Regulatory Compliance Capability. The Company has not invested in the development of commercial manufacturing, marketing, distribution or sales capabilities. Moreover, the Company has insufficient capacity to manufacture more than one product candidate at a time or to manufacture its product candidates for later stage clinical development or commercialization. If the Company is unable to develop or contract for additional manufacturing capabilities on acceptable terms, the Company's ability to conduct human clinical testing will be materially adversely affected, resulting in delays in the submission of products for regulatory approval and in the initiation of new development programs, which could have a material adverse effect on the Company's competitive position and the Company's prospects for achieving profitability. In addition, as the Company's product development efforts progress, the Company will need to hire additional personnel skilled in clinical testing, regulatory compliance, and, if the Company develops products with commercial potential, marketing and sales. There can be no assurance that the Company will be able to acquire, or establish third-party relationships to provide, any or all of these resources or be able to obtain required personnel and resources to manufacture, or perform testing or engage in marketing, distribution and sales on its own in a timely manner, or at all.

         Uncertainty of Availability of Health Care Reimbursement. The Company's ability to commercialize its products successfully may depend in part on the extent to which reimbursement for the cost of such products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Third-party payors are attempting to control costs by limiting coverage of products and treatments and the level of reimbursement for medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and if the Company succeeds in bringing one or more products to market, there can be no assurance that these products will be considered cost-effective, that reimbursement will be available, or, if available, that the payor's reimbursement policies will not materially adversely affect the Company's ability to sell its products on a profitable basis.

         Product Liability; Potential Liability for Human Clinical Trials. The Company's business exposes it to potential product liability risks which are inherent in the testing, manufacturing,

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marketing and sale of human therapeutic products and there can be no assurance that the Company will be able to avoid significant product liability exposure. With respect to the Company's UniGraft program, little is known about the potential long-term health risks of transplanting non-human tissue into humans. In addition to product liability risks associated with sales of products, the Company may be liable to the claims of individuals who participate in human clinical trials of its products. While the Company has obtained, and will seek, waivers of liability from all persons who participated or may in the future participate in human clinical trials conducted by or on behalf of the Company, there can be no assurance that waivers will be effective to protect the Company from liability or the costs of product liability litigation. The Company currently has product liability insurance to cover certain liabilities relating to the conduct of human clinical trials. However, there can be no assurance that it will be able to maintain such insurance on acceptable terms or that the insurance will provide adequate protection against potential liabilities. An inability to maintain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or limit the commercialization of products developed by the Company. Furthermore, a product liability related claim or recall could have a material adverse effect on the business, financial condition and results of operations of the Company.

         Volatility of Share Price. The market prices for securities of biopharmaceutical companies have been volatile. Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, government regulation, patent or proprietary rights developments, public concern as to the safety or other implications of biopharmaceutical products, results of preclinical or clinical trials, positive or negative developments related to the Company's collaborators and market conditions in general may have a significant impact on the market price of the Company's Common Stock.

         Dilutive Effect of Stock Issuances, Grants, Options and Warrants. As of July 31, 1998, Alexion has granted options to purchase an aggregate of approximately 1,728,000 shares of the Company's Common Stock under certain stock option plans. Warrants to purchase an aggregate of 220,000 shares of the Company's Common Stock, are also outstanding under previous financing arrangements and other transactions. Many of these options have exercise prices below the current market price of the Company's Common Stock. In addition, the Company may issue additional stock, warrants and/or options to raise capital in the future. The Company regularly examines opportunities to expand its technology base through means such as licenses, joint ventures and acquisition of assets or ongoing businesses and may issue securities in connection with such transactions. The Company may also issue additional securities in connection with its stock option plans. During the terms of such options and warrants, the holders thereof are given the opportunity to profit from a rise in the market price of the Company's Common Stock. The exercise of such options and warrants may have an adverse effect on the market value of the Company's Common Stock. The existence of such options and warrants may adversely affect the terms on which the Company can obtain additional equity financing. To the extent the exercise prices of such options and warrants are less than the net tangible book value of the Company's Common Stock at the time such options and warrants are exercised, the Company's stockholders will experience an immediate dilution in the net tangible book value of their investment.

         Possible Adverse Impact on Holders of Common Stock; Anti-takeover Provisions; Rights Plan. The Board of Directors may issue one or more series of Preferred Stock, without any action on the part of the stockholders of the Company, the terms of which may adversely affect the rights of holders of Common Stock. Issuance of Preferred Stock, which may be accomplished through a public offering or a private placement, may dilute the voting power of holders of Common Stock (such as by issuing Preferred Stock with super voting rights) and may render more difficult the removal of current management, even if such removal may be in the stockholders' best interests. Further, the issuance of Preferred Stock may be used as an "anti-takeover" device without further

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action on the part of the stockholders. On February 14, 1997, the Board of
Directors of Alexion declared a dividend distribution of one preferred stock purchase right (a "Right") for each outstanding share of Common Stock of the Company. The Rights are not exercisable until the date of the earlier to occur of (i) ten business days following the time of a public announcement or notice to the Company that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of the outstanding shares of Common Stock of the Company (such 20% beneficial owner, an "Acquiring Person"), or (ii) ten business days, or such later date as may be determined by the Board of Directors of the Company, after the date of the commencement or announcement by a person of an intention to make a tender offer or exchange offer for an amount of Common Stock which, together with the shares of such stock already owned by such person, constitutes 20% or more of the outstanding shares of such Common Stock. The Rights and the Rights Agreement, as well as certain provisions of Delaware law are designed to prevent any unsolicited acquisitions of the Company's Common Stock. These provisions and any issuance of Preferred Stock could prevent the holders of Common Stock from realizing a premium on their shares.

         Ownership by Management and Principal Stockholders. On October 1, 1998, directors and officers of the Company and certain principal stockholders and their affiliates beneficially owned (as defined by the Securities and Exchange Commission (the "SEC")) in the aggregate approximately 1,985,800 shares of Common Stock, representing 16.8% of the outstanding shares of Common Stock. Accordingly, they have the ability to influence significantly the affairs of the Company and matters requiring a stockholder vote, including the election of the Company's directors, the amendment of the Company's charter documents, the merger or dissolution of the Company and the sale of all or substantially all of the Company's assets. The voting power of these holders may also discourage or prevent any proposed takeover of the Company pursuant to a tender offer.

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